Exhibit 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 20, 2023 by and among HAYNES INTERNATIONAL, INC., a Delaware corporation (“Haynes”), those additional Persons who have joined as a party to the Credit Agreement (as defined below) as a borrower (such Persons together with Haynes, each a “Borrower” and collectively, the “Borrowers”), LAPORTE CUSTOM METAL PROCESSING, LLC, a Delaware limited liability company (“Guarantor”), the Lenders party hereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, Guarantor, the other Loan Parties party thereto, the Lenders party thereto and Administrative Agent are parties to that certain Credit Agreement dated as of October 19, 2020 (as amended by that certain Amendment No. 1 to Credit Agreement dated August 30, 2022, by that certain Increase Joinder Regarding Incremental Revolving Commitments and that certain Amendment No. 2 to Credit Agreement dated October 7, 2022 and as further amended, restated, supplemented or otherwise modified to date and from time to time, including hereby, the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement);

WHEREAS, Borrowers have requested that Lenders agree to amend the Credit Agreement in certain respects; and

WHEREAS, subject to the terms and conditions of this Amendment, the Lenders have agreed to amend the Credit Agreement as specified herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, and in reliance on the representations and warranties set forth in Section 5 below, the Credit Agreement is hereby amended as follows:

(a)                Section 1.01 of the Credit Agreement is hereby amended by adding the following defined term in appropriate alphabetical order as follows:

“Lease Deficiency Obligation” means after default, repossession and disposition of the Equipment which is the subject of or which secures a Lease Financing, the amount, if any, by which (a) any and all obligations of the Loan Parties to a Lessor, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with a specific Lease Financing, exceeds (b) the Net Proceeds realized by the Lessor upon the disposition of the Equipment which is the subject of or which secures the specific Lease Financing.

“Lease Financing” means (a) a lease of specific Equipment as defined in Article 2-A of the UCC, and (b) a secured financing transaction secured by specific Equipment, whether that transaction is called a lease or a loan, entered into by any Loan Party with the Lender or any of its Affiliates (in this context, the “Lessor”).

“Third Amendment Effective Date” means June 20, 2023.

(b)                Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following defined terms as follows:

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Third Amendment Effective Date, the Aggregate Revolving Commitment is $200,000,000.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver ABR Spread”, “Revolver Term Benchmark/RFR Spread”, as the case may be, based upon the Average Quarterly Availability during the most recently ended fiscal quarter of Parent; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 2 during the period from the Effective Date to, and including, the last day of the fiscal quarter of Parent; ending on or about December 31, 2020:

Average Quarterly Availability	Revolver ABR Spread	Revolver Term Benchmark /RFR Spread
Category 1 ≥ 66.6% of the Aggregate Revolving Commitment	1.00%	2.00%
Category 2 < 66.6% of the Aggregate Revolving Commitment but ≥ 33.3% of the Aggregate Revolving Commitment	1.25%	2.25%
Category 3 < 33.3% of the Aggregate Revolving Commitment	1.50%	2.50%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in Average Quarterly Availability shall be effective during the period commencing on and including the first day of each fiscal quarter of Parent and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Rate on the first day of any fiscal quarter of Parent, the Average Quarterly Availability during the most recently ended fiscal quarter of Parent shall beb used. Notwithstanding the foregoing, the Average Quarterly Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate or related information required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate and related information is so delivered.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services) and (e) Lease Financing.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services; provided, however, Banking Services Obligations in respect of Lease Financing shall be limited to Lease Deficiency Obligations.

“Borrowing Base” means, at any time, the sum of (a) 85% of the Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) 70% of the Borrowers’ Eligible Inventory, at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (c) Reserves.

The maximum amount of Eligible Work-In-Process which may be included as part of the Borrowing Base shall not exceed an aggregate outstanding amount equal to the lesser of (a) $75,000,000 and (b) forty percent (40%) of the Borrowing Base. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three (3) days after delivery of notice thereof to the Borrower Representative and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.

“Cash Dominion Period” means the period commencing on the day on which either an Event of Default has occurred or Availability, as calculated by the Administrative Agent, is less than the greater of (a) 15.0% of the Aggregate Revolving Commitments and (b) $25,000,000, and ending on the day on which no Event of Default has existed for a period of 30 consecutive days and, during such period of 30 consecutive days, the daily Availability, as calculated by the Administrative Agent, is greater than the greater of (a) 15.0% of the Aggregate Revolving Commitments and (b) $25,000,000; provided, that (A) a Cash Dominion Period may not be deemed to have ended under this definition on more than two (2) occasions in any period of 365 consecutive days and (B) the expiration of any Cash Dominion Period in accordance with this definition shall not impair the commencement of any subsequent Cash Dominion Period.

“Commitment Fee Rate” means a rate equal to 0.375% per annum.

“Covenant Trigger Period” means the period commencing on the day on which either an Event of Default has occurred or Availability, as calculated by the Administrative Agent, is less than the greater of (a) 15.0% of the Aggregate Revolving Commitments and (b) $25,000,000, and ending on the day on which no Event of Default has existed for a period of 30 consecutive days and, during such period of 30 consecutive days, daily Availability, as calculated by the Administrative Agent, is greater than the greater of (a) 15.0% of the Aggregate Revolving Commitments and (b) $25,000,000.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.

“Increased Reporting Period” means the period commencing on the day on which either an Event of Default has occurred or Availability, as calculated by the Administrative Agent, is less than the greater of (a) 17.5% of the Aggregate Revolving Commitments and (b) $30,000,000, and ending on the day on which no Event of Default has existed for a period of 30 consecutive days and, during such period of 30 consecutive days, the daily Availability, as calculated by the Administrative Agent, is greater than the greater of (a) 17.5% of the Aggregate Revolving Commitments and (b) $30,000,000.

“Maturity Date” means June 20, 2028 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

(c)                Section 2.06(b) of the Credit Agreement is hereby amended by amending and restating the third sentence thereof in its entirety as follows:

A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $5,000,000, (ii) no Lender’s Revolving Exposure shall exceed its Revolving Commitment, (iii) the Aggregate Revolving Exposure shall not exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base and (iv) no more than twenty (20) Letters of Credit shall be issued and outstanding.

(d)               Section 2.09 of the Credit Agreement is hereby amended by amending and restating clause (e) thereof in its entirety as set forth below:

(e)                From and after the Third Amendment Effective Date, the Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of three (3) such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $100,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(e)               Section 2.09(f) of the Credit Agreement is hereby amended by replacing the reference to “$170,000,000” with a reference to “$300,000,000” in lieu thereof.

(f)                Section 2.22 of the Credit Agreement is hereby amended by amending and restating the first sentence thereof in its entirety as follows:

Each Lender other than JPMCB or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly (or any such later date as may be agreed to by the Administrative Agent in its sole discretion) after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent).

(g)               Section 5.06 of the Credit Agreement is hereby amended by amending and restating the last sentence thereof in its entirety as follows:

The Loan Parties shall be responsible for the costs of expenses of one field examination during any 12-month period and one (1) additional field examination (for the total of two such field examinations during any 12-month period) conducted at any time after Availability falls below the greater of (i) $30,000,000 and (ii) 17.5% of the Aggregate Revolving Commitment; provided, that the Loan Parties shall be responsible for the costs and expenses of all field examinations conducted while an Event of Default has occurred and is continuing.

(h)               Section 5.12 of the Credit Agreement is hereby amended by amending and restating the second sentence thereof in its entirety as follows:

The Loan Parties shall be responsible for the costs of expenses of one (1) Inventory appraisal during any 12-month period and one (1) additional Inventory appraisal (for the total of two (2) such Inventory appraisals during any 12-month period) conducted at any time after Availability falls below the greater of (i) $30,000,000 and (ii) 17.5% of the Aggregate Revolving Commitment.

(i)                6.01(e) of the Credit Agreement is hereby amended by replacing the reference to “$10,000,000” therein with a reference to “$25,000,000” in lieu thereof.

(j)                 Section 9.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)                Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(c) and (d) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower Representative, on behalf of the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iv) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base, amend the definition of “Eligible Accounts” or “Eligible Inventory” with the effect of increasing the Borrowing Base, or add new categories of eligible assets, without the written consent of the Supermajority Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders”, “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender), (viii) release any Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender) or (x) contractually subordinate (1) the Liens securing any of the Obligations on all or substantially all of the Collateral granted under the Loan Documents to the Liens securing any other Indebtedness or (2) the payment priority of any Obligations to any other Indebtedness, in either the case of subclauses (1) or (2), unless each adversely affected Lender has been provided a bona fide written offer and opportunity, to receive the most favorable treatment under or in connection with the applicable agreement amending, modifying or waiving a provision herein or in the other Loan Documents pertaining to this clause (x) (other than the right to receive bona fide administrative agency, arranging, underwriting other similar fees that are generally not shared with all Lenders) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued or incurred as a result of such agreement; provided however, that the provisions of this clause (x) shall not restrict or prohibit, or otherwise apply to, (i) the incurrence of Indebtedness permitted by this Agreement on the Closing Date to be contractually senior in right of payment to the Obligations, or Liens on the Collateral permitted by this Agreement on the Closing Date to be senior in priority to the Liens on the Collateral securing the Obligations, (ii) Indebtedness permitted under this Agreement constituting Capital Lease Obligations or purchase money Indebtedness (or their related Liens), or (iii) the incurrence of any “debtor-in-possession” type facility (other than a “debtor-in-possession” type facility that includes any non-pro rata refinancing, repayment, “roll-up”, exchange or conversion of all or a portion of the Obligations into such “debtor-in-possession” type facility); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between any Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(k)               The Commitment Schedule is hereby amended and restated as set forth in the identically captioned Commitment Schedule attached hereto.

2.                  Continuing Effect. Except as expressly set forth in Section 1 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

3.                 Reaffirmation and Confirmation; Agreement. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that this Amendment, the Credit Agreement, as modified hereby, and the other Loan Documents represent the valid, enforceable and collectible obligations of each Loan Party, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and further acknowledges, as of the date hereof, that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects.

4.                  Conditions to Effectiveness. The effectiveness of Section 1 of this Amendment is subject to the following conditions precedent:

(a)                Administrative Agent shall have received a copy of this Amendment executed by each Borrower, Guarantor, Administrative Agent and each Lender;

(b)                Administrative Agent shall have received each of the items listed on the Closing Checklist attached hereto as Exhibit A;

(c)               Administrative Agent shall have received payment for all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) prior to the date hereof; and

(d)                no Default or Event of Default shall have occurred and be continuing or shall be caused by the transactions contemplated by, or after giving effect to, this Amendment.

5.                  Representations and Warranties. To induce Administrative Agent and the Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Administrative Agent and the Lenders that:

(a)                the execution, delivery and performance of this Amendment has been duly authorized by all requisite action on the part of such Loan Party and this Amendment has been duly executed and delivered by such Loan Party;

(b)                immediately before and after giving effect to the consummation of the transactions contemplated by this Amendment, each of the representations and warranties of the Loan Parties set forth in the Credit Agreement, Security Agreement and each of the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(c)                immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

6.                  Release.

(a)                In consideration of the agreements of Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives (each such Loan Party and all such other Persons being hereafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent and the Lenders, and each of their successors and assigns, and each of their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, other representatives (Administrative Agent and the Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off and liabilities whatsoever, including claims for breach of contract, (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with the Credit Agreement or any of the other Loan Documents or transactions thereunder or related thereto; provided that nothing in this paragraph shall modify, amend, or terminate the Credit Agreement, any of the other Loan Documents, or any other contract or agreement to which a Releasor is a party or of which the Releasor is a beneficiary and further provided that nothing in this paragraph shall release, remise or discharge any Releasee from liability for future performance due under any such contracts or agreements or with respect to any demand deposit account.

(b)               Each Releasor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                Each Releasor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

7.                  Cost and Expenses. The Borrowers agree to pay on demand all outstanding fees, costs and expenses of Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of the Credit Agreement and each other Loan Document, including without limitation this Amendment, and all other instruments or documents provided for therein or herein or delivered or to be delivered hereunder or thereunder in connection herewith or therewith, in each case to the extent required by Section 9.03 of the Credit Agreement.

8.                  Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.                 References. Any reference to the Credit Agreement contained in any Loan Document or any other document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

10.                Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., “pdf”) transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

11.               Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement or any of the other Loan Documents. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

12.               Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to national banks.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

BORROWER:

HAYNES INTERNATIONAL, INC.

By:	/s/ Michael Shor
Name: Michael Shor
Title: Chief Executive Officer

GUARANTOR:

LAPORTE CUSTOM METAL PROCESSING, LLC

By:	/s/ Michael Shor
Name: Michael Shor
Title: Chief Executive Officer

Signature Page to Amendment No. 3 to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ John Morrone
Name: John Morrone
Title: Authorized Signer

Signature Page to Amendment No. 3 to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew Salmon
Name: Andrew Salmon
Title: Vice President

Signature Page to Amendment No. 3 to Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Zach Nobis-Olson
Name: Zach Nobis-Olson
Title: Senior Vice President

Signature Page to Amendment No. 3 to Credit Agreement

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Commitment
JPMorgan Chase Bank, N.A.	$85,000,000	$85,000,000
Bank of America, N.A.	$70,000,000	$70,000,000
PNC Bank, National Association	$45,000,000	$45,000,000
Total	$200,000,000	$200,000,000